Exhibit 2.3

CERTIFICATE OF MERGER

OF

BRSF ACQUISITION INC.

(a Delaware corporation),

WITH AND INTO

PIEZO MOTION CORP.

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Piezo Motion Corp., a Delaware corporation, and the name of the entity being merged into this surviving corporation is BRSF Acquisition Inc., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware.

FOURTH: The Agreement and Plan of Merger is on file at 6700 Professional Parkway, Sarasota, Florida, 34240, the principal place of business of the surviving corporation.

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

SIXTH: The certificate of incorporation of the surviving corporation shall continue unchanged as the certificate of incorporation after the merger is effective.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, the 1st day of October, 2021.

PIEZO MOTION CORP.

By:	/s/ Hassan Kotob
Name:	Hassan Kotob
Title:	Chief Executive Officer

Signature Page to Delaware Certificate of Merger of BRSF Acquisition Inc. with and into Piezo Motion Corp.